Nuveen Municipal Credit Opportunities Fund N-2/A

Exhibit 99.(s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Nuveen Municipal Credit Opportunities Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, $0.01 par value per share, and Preferred Shares	457(o)(1)	—	—	$213,622,904(1)	0.0001381	$29,501.33
	Other	Rights to purchase Common Shares(2)	—	—	—	—	—	—
Fees Previously Paid	Equity	Common Shares, $0.01 par value per share, and Preferred Shares	—	—	—	—	—	—
	Other	Rights to purchase Common Shares(2)	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Common Shares, $0.01 par value per share, and Preferred Shares	415(a)(6)	—	—	$64,019,423(3)	0.0001091(4)	$6,984.52	N-2/A	333-278206	October 3, 2024	$6,984.52(3)
	Other	Rights to purchase Common Shares(2)	—	—	—	—	—	—
Total Offering Amounts						$277,642,327(3)		$29,501.33
Total Fees Previously Paid								$—
Total Fee Offsets								—
Net Fee Due								$29,501.33

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933 (“Securities Act”) solely for purposes of determining the registration fee. The proposed maximum offering price per security will be determined from time to time by the Registrant in connection with the sale by the Registrant of the securities registered under this Registration Statement.
(2)	No separate consideration will be received by the Registrant. Any shares issued pursuant to an offering of rights to purchase Common Shares, including any shares issued pursuant to an over-subscription privilege or a secondary over subscription privilege, will be shares registered under this Registration Statement.
(3)	The Registrant previously registered securities with a maximum aggregate dollar offering price of $90,000,000 in reliance on Rule 457(o) under the Securities Act, with respect to which the Registrant paid filing fees of $9,819 in its prior Registration Statement (File No. 333-254678), which went automatically effective on March 25, 2021 (the "2021 Registration Statement"). On March 25, 2024, the Registrant filed a Registration Statement (File No. 333-278206), which was amended on September 19, 2024 and declared effective on October 3, 2024 (the "2024 Registration Statement"), to register Common Shares, Preferred Shares and Rights to purchase Common Shares (collectively, "Securities"), which carried forward Securities with a maximum aggregate dollar offering price of up to $70,131,757 that remained unsold from the 2021 Registration Statement. On December 3, 2025, the Registrant filed a Registration Statement (File No. 333-291908) (the "2025 Registration Statement"), which carried forward Securities with a maximum aggregate dollar offering price of up to $65,600,789 that remained unsold from the 2024 Registration Statement. As of the time of filing this Pre-Effective Amendment No. 1 to the 2025 Registration Statement, Securities with a maximum aggregate dollar offering price of up to $64,019,423 remain unsold from the 2024 Registration Statement. Pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement carries forward such unsold Securities with a maximum aggregate dollar offering price of up to $64,019,423, with respect to which $6,984.52 in filing fees have already been paid and will continue to be applied to such unsold Securities.
(4)	The fee rate applicable to the 2021 Registration Statement when such fees were paid was $109.10 per $1,000,000.

—N/A N/A 333-291908